Dated January 9, 2006
Filed Pursuant to Rule 433
No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	January 9, 2006
Settlement Date (Original Issue Date):	January 12, 2006
Maturity Date:	July 10, 2009
Principal Amount:	US$75,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.175%
All-in Price:	99.825%
Accrued Interest:	None
Net Proceeds to Issuer:	US$74,868,750
Interest Rate Basis (Benchmark):	Federal Funds Open
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.155%
Index Maturity:	Overnight
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each April 10, July 10, October 10, January 10 of each year, commencing April 10, 2006 and ending on the Maturity Date
Initial Interest Rate:	Described as in "Additional Terms-Interest" below
Interest Reset Periods and Dates:	Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day

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Dated January 9, 2006
Filed Pursuant to Rule 433
No. 333-123085

Interest Determination Dates:	On Each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962GU77
Other:

Plan of Distribution:

The Notes are being purchased by Banc of America Securities LLC (the "Underwriter"), as principal, at the Issue Price of 100.000% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Price referenced above.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

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Dated January 9, 2006
Filed Pursuant to Rule 433
No. 333-123085

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

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Dated January 9, 2006
Filed Pursuant to Rule 433
No. 333-123085

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at ="#000080">www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter collect at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com or Investor Communications of the issuer at 1-203-357-3950.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.